                                                                    EXHIBIT 10.1

                            MICHAEL BAKER CORPORATION
                        2004 INCENTIVE COMPENSATION PLAN

      Section 1. Purpose. The purpose of the Michael Baker Corporation 2004 Incentive Compensation Plan (the "Plan") is to provide for an incentive payment opportunity to employees of Michael Baker Corporation (the "Company") and its subsidiaries, which may be earned upon the achievement of established performance goals. By providing an incentive payment opportunity based upon market-based performance goals, the Company will establish a clear line of sight between the overall performance of the Company and the individual contribution of each employee.

      Section 2. Effective Date. The effective date of this Plan is January 1, 2004. The Plan will remain in effect from year to year (each calendar year shall be referred to herein as a "Plan Year") until formally amended or terminated in writing by the Company's Board of Directors (the "Board").

      Section 3. Administration of the Plan.

            Section 3.01. Committee. Full power and authority to administer, construe and interpret the Plan, and any incentive program described within the Plan (any "Incentive Program") shall be vested in the Compensation Committee of the Board (the "Committee"). The Committee may delegate to any agent as it deems appropriate to assist it with the administration of the Plan. Any determination, action or records of the Committee shall be final, conclusive and binding on all Plan Participants, as defined in Section 3.04 of the Plan, and their beneficiaries, heirs, personal representatives, executors and administrators, and upon the Company and all other persons having or claiming to have any right or interest in or under the Plan.

            Section 3.02. Rules and Regulations. The Committee may, from time to time, establish rules, forms and procedures of general application for the administration of the Plan and each Incentive Program. The Committee shall determine the Incentive Targets and Incentive Awards, as defined in Sections
5.01 and 5.02 of the Plan, designate the employees who are to participate in the Plan and determine the Group to which a Participant is assigned, as defined in
Section 4.02 of the Plan.

            Section 3.03. Quorum. A majority of the members of the Committee shall constitute a quorum for purposes of transacting business relating to the Plan. The acts of a majority of the members present (in person, or by conference telephone) at any meeting of the Committee at which there is a quorum, or acts reduced to and approved unanimously in writing by all of the Committee members, shall be valid acts of the Committee.

            Section 3.04. Notice of Participation. Each employee shall receive notice informing the employee of the Plan and specifying the group in which the employee is designated to participate. Designation of participation does not guarantee a participant (a "Participant") that an Incentive Award will be earned, or that such Participant will continue to participate in the same group for the current Plan Year (based upon the achievement of Group qualification metrics) or for future Plan Years.

      Section 4. Eligibility, Groups and Incentive Programs.

            Section 4.01. Eligibility. Any employee of the Company or any wholly-owned subsidiary of the Company shall be eligible to participate in the Plan upon written designation by

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the Committee as provided in Section 3.04, excluding employees who are covered under a foreign government regulated bonus plan.

            Section 4.02. Designation of Groups. Any employee who is designated by the Committee as a Participant for a Plan Year shall be a member of one of the following Groups:

            Group 1. Participants in Group 1 shall be the Company's executive officers, including Divisional Managers.

            Group 2. Participants in Group 2 shall be the Engineering Project
                     Managers, the Energy Project Managers, the Sales Managers and the Office Managers.

            Group 3. Participants in Group 3 shall be any employee who is designated as a Participant in the Plan and who is not otherwise a member of Group 1 or 2.

With respect to a Participant who moves to or from a Group during a Plan Year, such Participant shall be treated as a member of each Group for the period of time in that Group during the Plan Year, and the actual achievement of any Performance Goals, as defined in Section 5.03 of the Plan, established with respect to participation in each Group shall be used to calculate the pro-rated Incentive Award applicable for the period of time in each Group.

            Section 4.03. Incentive Programs. The following Incentive Programs shall be administered under the Plan:

            -     The Corporate Incentive Program;

            -     The Project Manager Incentive Program;

            -     The Sales Manager Incentive Program;

            -     The Office Manager Incentive Program; and

            -     The Discretionary Incentive Program.

All Group 1 Participants shall participate in the Corporate Incentive Program. All Group 2 Participants who are Engineering Project Managers or Energy Project Managers shall participate in the Project Manager Incentive Plan. All Group 2 Participants who are Sales Managers shall participate in the Sales Manager Incentive Program. All Group 2 Participants who are Office Managers shall participate in the Office Manager Incentive Program. All Group 3 Participants shall participate in the Discretionary Incentive Program.

            Section 4.04. Termination of Employment.

                  (a) Except as provided in Section 4.05 of the Plan, a Participant whose employment with the Company and all subsidiaries is terminated, either voluntarily, by mutual agreement or by involuntary termination for cause following the end of a Plan Year but prior to the payment of an Incentive Award for such Plan Year will forfeit all right to such unpaid Incentive Awards, except as otherwise determined by the Committee or its delegate; provided further that a Participant whose employment is terminated by the Company and all subsidiaries involuntarily other than for cause following the end of a Plan Year shall not forfeit all right to such unpaid Incentive Awards.

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                  (b) Except as provided in Section 4.05 of the Plan, a
Participant whose employment with the Company and all subsidiaries is terminated voluntarily, by mutual agreement or involuntarily for cause at any time during a Plan Year shall forfeit all rights to any Incentive Awards for the Plan Year during which termination occurs. A Participant whose employment is terminated by the Company and all subsidiaries involuntarily other than for cause on or before June 30 of any Plan Year shall forfeit all rights to any Incentive Awards for the Plan Year during which termination occurs; provided further that a Participant whose employment is terminated by the Company and all subsidiaries involuntarily other than for cause after June 30 of a Plan Year shall be entitled to a pro-rated Incentive Award for the period of employment, subject to the other terms and conditions of the Plan and the achievement of the applicable Performance Goals.

            Section 4.05. Death, Disability or Retirement. If, during a Plan Year, a Participant dies or becomes disabled, within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, or retires after attainment of at least age 55 and with at least 10 years of service with the Company and/or its subsidiaries, the Committee may, in its discretion or under such rules as it may prescribe, make a partial or full Incentive Award to the Participant for the Plan Year provided that the applicable Performance Goals were achieved.

            Section 4.06. New Participants. New employees of the Company or any wholly-owned subsidiary of the Company hired after June 30 of a Plan Year and designated for participation will become a Group 3 Participant during such Plan Year. New employees hired on or before June 30 and designated for participation may participate (on a pro-rated basis) in any Group during such Plan Year based upon achievement of Group qualification metrics.

      Section 5. Incentive Targets, Incentive Awards and Performance Goals.

            Section 5.01. Incentive Targets. Each Participant under the Plan shall be assigned an incentive target (an "Incentive Target") that shall be determined based on market competitive levels, and which may be expressed as a percentage of the Participant's base salary or a percentage of project profits, as related to the level of achievement attained. Incentive Targets shall be determined within 30 days after the commencement of each Plan Year and approved by the Committee. The Incentive Targets for the current Plan Year are attached hereto as Attachment A.

            Section 5.02. Incentive Awards. No incentive award payment ("Incentive Award") may exceed the Participant's Incentive Target. Payment of any Incentive Award under the Plan shall be contingent upon (i) the achievement of the Main Company Performance Goals (measured at target), as defined in
Section 5.03(a) of the Plan, for the Plan Year, (ii) the achievement of the applicable Participant Performance Goals, as defined in Section 5.03 of the Plan, for the particular Incentive Program in which the Participant is a member for the Plan Year, (iii) the Participant's receiving an overall "Meets Expectations" rating on the values/work standards portion of his or her Company performance review form for the Plan Year and (iv) the determination of the amount payable under Section 5.05 of the Plan.

            Section 5.03. Performance Goals.

                  (a) Company Performance Goals. Within 30 days after the commencement of the Plan Year, the Committee shall establish specific performance goals for the Company ("Company Performance Goals"), which may be based upon one or more of the following objective performance measures and expressed in either, or a combination of, absolute values or rates of change: earnings per share, earnings per share growth rates, return on total capital, stock price, revenues, costs, net income, operating income, income before taxes, operating margin, cash flow, market share, return on equity, return on assets and total

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shareholder return. The Committee shall designate one or more of such
Performance Goals as the main Company Performance Goals (the "Main Company Performance Goals") and the weighting among the various Performance Goals established. The Company Performance Goals are attached hereto as Attachment B. In order for any Incentive Awards to be paid to Participants in any Incentive Program with respect to a Plan Year, the Main Company Performance Goals established by the Committee for such Plan Year (measured at target) must be achieved.

                  (b) Divisional Performance Goals. Within 30 days after the commencement of a Plan Year, the Committee shall establish specific performance goals for the Company's divisions ("Divisional Performance Goals"), which may be based upon one or more of the following objective performance measures and expressed in either, or a combination of, absolute values or rates of change: revenues, costs, net income, operating income, income before taxes, operating margin, cash flow, market share, return on equity or return on assets. The Divisional Performance Goals are attached hereto as Attachment C.

                  (c) Sales Manager Performance Goals. Within 30 days after the commencement of a Plan Year, the Committee shall establish specific performance goals for the Company's Sales Managers ("Sales Manager Performance Goals"), which may be based upon one or more of the following objective performance measures and expressed in either, or a combination of, absolute values or rates of change: revenues. The Sales Manager Performance Goals are attached hereto as Attachment D.

                  (d) Office Manager Performance Goals. Within 30 days after the commencement of a Plan Year, the Committee shall establish specific performance goals for the Company's Office Managers ("Office Manager Performance Goals"), which may be based upon one or more of the following objective performance measures and expressed in either, or a combination of, absolute values or rates of change: revenues, expenses. The Office Manager Performance Goals are attached hereto as Attachment E.

                  (e) Participants' Performance Goals. Within 90 days after the commencement of the Plan Year, the Committee shall establish performance goals for the Participants in each of the Incentive Programs ("Participant Performance Goals") as follows:

                  (i) Corporate Incentive Program. The Participant Performance Goals for all Participants in the Corporate Incentive Program shall be the Company Performance Goals and, in the case of Group 1 Participants who are Divisional Managers, Divisional Performance Goals, weighted per Attachment F.

                  (ii) Project Manager Incentive Program. The Participant Performance Goals for each Group 2 Participant in the Project Manager Incentive Program shall be (x) the Main Company Performance Goals and (y) the level of achievement of budgeted project profits measured for the Plan Year on those particular projects for which the Participant is primarily responsible, weighted per Attachment F.

                  (iii) Sales Manager Incentive Program. The Participant
                        Performance Goals for each Group 2 Participant in the Sales Manager Incentive Program shall be (x) the Main Company Performance Goals and (y) the Sales Manager Performance Goals, weighted per Attachment F.

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                  (iv)  Office Manager Incentive Program. The Participant
                        Performance Goals for each Group 2 Participant in the Office Manager Incentive Program shall be (x) the Main Company Performance Goals and (y) the Office Manager Performance Goals, weighted per Attachment F.

                  (v) Discretionary Incentive Program. The Participant Performance Goals for the Participants in the Discretionary Incentive Program shall be (x) the Main Company Performance Goals and (y) other goals as established by the Committee in its discretion, weighted per Attachment F.

                  (d) When the Participant Performance Goals are established, the Committee shall also specify the manner in which the level of achievement of such Participant Performance Goals shall be calculated. The Committee may determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws, shall be excluded from the calculation, or may within their discretion adjust the performance goals.

            Section 5.04. Discretion. The Committee shall have no discretion to increase any Incentive Target or Incentive Award payable that would otherwise be due upon attainment of the Performance Goals, but the Committee may in its discretion reduce or eliminate such Incentive Target or Incentive Award.

            Section 5.05. Determination of Incentive Award. The amount of a Participant's Incentive Award for a Plan Year, if any, shall be determined by the Committee or its delegate in accordance with the level of achievement of the applicable Participant Performance Goals, the Participant's Incentive Target for such level of achievement, and the other terms of the Plan. Provided the conditions set forth in Section 5.02 are achieved for any Plan Year, Incentive Awards payable shall be calculated as a percentage of each of the respective Incentive Targets, such percentage being equal to (i) 80% of the extent, if any, to which the Company's income before taxes exceeds the Company Performance Goal target for such item, as identified on Attachment B, divided by (ii) the cumulative total of all Incentive Targets, expressed in terms of dollar amounts, assigned under the Plan for such Plan Year.

            Section 5.06. Determination of Other Bonuses. The Committee may grant, from time to time in its sole discretion, a bonus to any Participant based on any criteria it determines. Such bonus, if specifically designated by the Committee as payable under this Plan, shall be subject to such provisions of the Plan as it shall specify.

      Section 6. Payment to Participants.

            Section 6.01. Timing of Payment. Any Incentive Award for a Plan Year shall be paid to the Participant, or in the case of death to the Participant's beneficiary, on or before March 30th of the following year.

            Section 6.02. Beneficiary Designation. The deemed beneficiary of a Participant for this Plan will be the beneficiary elected by the Participant under the Company's Life Insurance Plan; provided that a Participant may elect a different beneficiary by filing a completed designation of beneficiary form with the Committee or its delegate in the form prescribed. Such designation may be made, revoked or changed by the Participant at any time before death but such designation of beneficiary will not be effective and supersede all prior designations until it is received and acknowledged by the Committee or its delegate. If the Committee has any doubt as to the proper beneficiary to receive payments hereunder, the

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Committee shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made in good faith shall fully discharge the Committee, the Company, its subsidiaries and the Board from all further obligations with respect to that payment.

            Section 6.03. Tax Withholding. All Incentive Awards and bonuses shall be subject to Federal income, FICA, and other tax withholding as required by applicable law.

      Section 7. Miscellaneous.

            Section 7.01. No Recourse. If the actual level of achievement of any Performance Goal taken into account for determination of an Incentive Award is found to be incorrect by the Company's independent certified public accountants and was more than the correct amount, there shall be no recourse by the Company against any person or estate. However, the Company shall have the right to correct such error by reducing any subsequent payments yet to be made under the Plan for current and future Plan Years by the entire excess amount of any Incentive Awards paid over the correct amounts.

            Section 7.02. Merger or Consolidation. All obligations for amounts earned but not yet paid under the Plan shall survive any merger, consolidation or sale of all or substantially all of the Company's or a subsidiary's assets to any entity, and be the liability of the successor to the merger or consolidation or the purchaser of assets, unless otherwise agreed to by the parties thereto.

            Section 7.03. Gender and Number. The masculine pronoun whenever used in the Plan shall include the feminine and vice versa. The singular shall include the plural and the plural shall include the singular whenever used herein unless the context requires otherwise.

            Section 7.04. Construction. The provisions of the Plan shall be construed, administered and governed by the laws of the Commonwealth of Pennsylvania, including its statute of limitations provisions, but without reference to conflicts of law principles. Titles of Sections of the Plan are for convenience of reference only and are not to be taken into account when construing and interpreting the provisions of the Plan.

            Section 7.05. Non-alienation. Except as may be required by law, neither the Participant nor any beneficiary shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber (except by reason of death) any amount that is or may be payable hereunder, including in respect of any liability of a Participant or beneficiary for alimony or other payments for the support of a spouse, former spouse, child or other dependent, prior to actually being received by the Participant or beneficiary hereunder, nor shall the Participant's or beneficiary's rights to benefit payments under the Plan be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or beneficiary or to the debts, contracts, liabilities, engagements, or torts of any Participant or beneficiary, or transfer by operation of law in the event of bankruptcy or insolvency of the Participant or any beneficiary, or any legal process.

            Section 7.06. No Employment Rights. Neither the adoption of the Plan nor any provision of the Plan shall be construed as a contract of employment between the Company or a subsidiary and any employee or Participant, or as a guarantee or right of any employee or Participant to future or continued employment with the Company or a subsidiary, or as a limitation on the right of the Company or a subsidiary to discharge any of its employees with or without cause. Specifically, designation as a Participant does not create any rights, and no rights are created under the Plan, with respect to continued or future employment or conditions of employment.

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            Section 7.07. Minor or Incompetent. If the Committee determines that any Participant or beneficiary entitled to a payment under the Plan is a minor or incompetent by reason of physical or mental disability, it may, in its sole discretion, cause any payment thereafter becoming due to such person to be made to any other person for his benefit, without responsibility to follow application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Company, its subsidiaries, the Plan, the Committee and the Board.

            Section 7.08. Illegal or Invalid Provision. In case any provision of the Plan shall be held illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced without regard to such.

            Section 7.09. Amendment or Termination of this Plan. The Board shall have the right to amend or terminate the Plan at any time, provided that any amendment or termination shall not affect any Incentive Awards earned but unpaid. No employee or Participant shall have any vested right to payment of any Incentive Award hereunder prior to its payment. The Company shall notify affected employees in writing of any amendment or Plan termination.

            Section 7.10. Unsecured Creditor. The Plan constitutes a mere promise by the Company or a subsidiary to make benefit payments in the future. The Company's and the subsidiaries' obligations under the Plan shall be unfunded and unsecured promises to pay. The Company and the subsidiaries shall not be obligated under any circumstance to fund their respective financial obligations under the Plan. Any of them may, in its discretion, set aside funds in a trust or other vehicle, subject to the claims of its creditors, in order to assist it in meeting its obligations under the Plan, if such arrangement will not cause the Plan to be considered a funded deferred compensation plan. To the extent that any Participant or beneficiary or other person acquires a right to receive payments under the Plan, such right shall be no greater than the right, and each Participant and beneficiary shall at all times have the status, of a general unsecured creditor of the Company or a subsidiary.

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                                  ATTACHMENT A

                       INCENTIVE TARGETS, PLAN YEAR 2004

Position                                                                               Percentage of Base Salary
--------                                                                               -------------------------
Group 1
          CORPORATE
          CEO                                                                                     55%

          President & COO                                                                         40%

          Corporate EVP, Regional Engineering Managers and Energy Manager                         35%

          Corporate Controller, Division Controllers, and Associate Legal                         25%
          Counsel

          BUSINESS SEGMENT
          Engineering Functional Managers and Controller and Energy EVP                        25% - 30%
          and Project Services Manager

          Engineering Practice Leaders, Office Managers, Energy OPCO                           15% - 25%
          Regional Managers and Discipline Department Managers

          Selected Staff who support the entire Business Segment or                           10% or 15%
          Corporation
          Divisional Managers                                                                 10% or 15%

Group 2
          Project Managers        ENGINEERING:

                                  (2% of project profit not to exceed the
                                  following % of base salary): 10% to 15%

                                  ENERGY:

                                                               10%-15%

          Sales Managers                                    10% to 20%

          Office Managers                                   10% to 20%



Group 3                                       Individual Discretionary Awards*

* Amount of individual award is discretionary, total pool of discretionary awards not to exceed 15% of total award payouts for Groups 1, 2 and 3.

                                  ATTACHMENT B

                    COMPANY PERFORMANCE GOALS, PLAN YEAR 2004

                                                    Target
                                                   ----------
Earnings per share *                               $   1.02

Total Contract Revenues                            $  460.5MM

Income before taxes                                $   16.5MM

*     Main Company Performance Goal.

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                                  ATTACHMENT C

                  DIVISIONAL PERFORMANCE GOALS, PLAN YEAR 2004

                                                      Target
                                                   -------------
ENERGY REVENUE                                     $ 208,860,849

INCOME FROM OPERATIONS                             $   7,821,031

ENGINEERING REVENUE                                $ 254,527,571

                                  ATTACHMENT D

                SALES MANAGER PERFORMANCE GOALS, PLAN YEAR 2004

                                                          Target
                                                        -----------
[SPECIFY GOALS]                                            [ON
                                                        INDIVIDUAL
                                                        PERF PLANS]

                                  ATTACHMENT E

                OFFICE MANAGER PERFORMANCE GOALS, PLAN YEAR 2004

                                                           Target
                                                         -----------
[SPECIFY GOALS]                                             [ON
                                                         INDIVIDUAL
                                                         PERF PLANS]

                                  ATTACHMENT F

               INCENTIVE PROGRAM PERFORMANCE GOALS, PLAN YEAR 2004

                                                     Weight                                     Target
                                                     ------                                     ------
Corporate Incentive                   50% Earnings per share                 $1.02 Earnings per share
Program (Group 1, other
than Divisional Managers)             50% Total Contract Revenues            $460.5MM Contract Revenues

Corporate Incentive                   50%, same division as Group 1 above    (1)   Earnings Per Share and Total Contract
Program (Group 1                                                                   Revenues (measured at target) and
Divisional Managers)
                                      50%                                    (2)   Divisional Performance Goals

Project Manager Incentive             Threshold Goal                         (1)   Main Company Performance Goals
Program (Group 2)                                                                  (measured at target) and

                                      100%, after achievement of             (2)   100% of aggregate Budgeted Project
                                      threshold goal                               Profit of the Participant's projects

Sales Manager Incentive               Threshold Goal                         (1)   Main Company Performance Goals
Program                                                                            (measured at target) and
(Group 2)

                                      100%, after achievement of             (2)   Sales Manager Performance Goals
                                      threshold goal

Office Manager Incentive              Threshold Goal                         (1)   Main Company Performance Goals
Program                                                                            (measured at target) and
(Group 2)

                                      100%, after achievement of             (2)   Office Manager Performance Goals
                                      threshold goal

Discretionary Incentive                Threshold Goal                        (1)   Main Company Performance Goals
Program (Group 3)                                                                  (measured at target) and


                                      100%, after achievement of             (2)   Other Goals established by Committee
                                      threshold goal